Exhibit 5.1

27 February 2012 Rowan Companies Limited 100 New Bridge Street London EC4V 6JA	Our ref: HB Your ref: Direct line: +44 (0)20 7919 1819 helen.bradley@bakermckenzie.com

Dear Sirs

REGISTRATION STATEMENT ON FORM S-4 - EXHIBIT 5.1 - ROWAN COMPANIES LIMITED

1.	INTRODUCTION

In our capacity as English legal advisers to Rowan Companies Limited (the “Company”) we have been asked to give an opinion on certain matters relating to the Company.

We have acted as legal advisers as to English law in connection with the incorporation of the Company, the issue of 150,000,000 Class A Ordinary Shares of US$0.125 each in the Company (the “Class A Shares”) and the proposed merger between Rowan Companies, Inc., a Delaware corporation and Rowan Mergeco, LLC, a Delaware limited liability company (the “Merger”). The Company will re-register as a public limited company to be named Rowan Companies plc prior to the effective date of the Merger.

In connection with the registration statement on Form S-4 of the Company under the US Securities Act of 1933, we have been requested to provide an opinion on certain matters.

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	copies of the certificate of incorporation as filed on incorporation and the articles of association of the Company as existing as at the date of the allotment and issue of the Class A Shares, both attached to the Certificate (as referred to in paragraph 3.3 below);

3.2	the minute books of directors’ and shareholders’ meetings of the Company and the register of members of the Company;

3.3	a certificate addressed to us from Melanie M. Trent, being the Company Secretary of the Company dated 24 February 2012 and the documents annexed thereto (the “Certificate”);

3.4	the results of our search on 24 February 2012 of the public records of the Company on file and available for inspection by the public at the Companies Registry.

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions (the “Central Index”) in respect of the Company on 24 February 2012 at 11:01 a.m. We have also made enquiries by telephone of the following district registries of the English Court; Birmingham, Cardiff, Leeds, Liverpool and Manchester in respect of the Company on 23 February 2012, and of the district registries of the English Court in Bristol, Newcastle and Preston on 24 February 2012 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

4.4	there have been no amendments to the articles of association of the Company in the form as at the date of the allotment and issue of the Class A Shares examined by us;

4.5	all statements contained in the Certificate are accurate and not misleading;

4.6	there have been no amendments to the minute books and register of members examined by us, that the minute books are an accurate and complete record of all directors’ and shareholders’ resolutions passed since the incorporation of the Company to the date hereof, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the Company, and have not been amended or rescinded and are in full force and effect and that the register of members is accurate and up-to-date;

4.7	the results of the search referred to in paragraph 3.4 above as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company, such file was complete, accurate and up-to-date at the time of that search and there has been no alteration in the status or condition of the Company;

4.8	the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the Enquiries there has been no alteration in the status or condition of the Company as represented in such response; and

4.9	the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues which, in any such case, has not been revealed by the search and enquiries referred to in paragraph 3.4 above.

5.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that 150,000,000 Class A Shares issued by the Company are fully paid, have been validly issued and are non-assessable. The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Class A Shares, no holder of such Class A Shares is liable, solely because of such holder’s status as a holder of such Class A Shares, for additional assessments or calls on the security by the Company or its creditors.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications:

6.1	It should be noted that:

(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(c)	a telephone enquiry of the Central Index relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all; and

(d)	the search facilities of Birmingham’s district registry were unable to provide up to date results and we were informed by Birmingham’s district registry that the information disclosed in response to our enquiry on 23 February 2012 was accurate as of 14 February 2012.

6.2	With regard to the opinion expressed in paragraph 5 above that the Class A Shares are fully paid, we have relied solely upon statements to that effect in the relevant board resolutions, the returns filed by the Company at the Companies Registry and shareholders resolutions in connection with the issue of shares (which statements we have assumed to be correct), and we have not carried out any further investigation thereof.

6.3	It should be noted that the register of members of the Company shows the legal ownership of the Company’s shares but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest; accordingly we express no opinion on the beneficial ownership of the Company’s shares or on the existence or absence of any such other matters.

This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by the Company and to the use of this firm’s name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of such registration statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP

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